Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

enCore Energy Corp.

(Exact Name of Company as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Rule 457(c)	1,193,947	(2)	$2.28	(3)	$2,722,199	$0.0001102	$299.99
Equity	Common Shares, no par value	Rule 457(h)	8,340,500	(4)	$2.62	(5)	$21,852,110	$0.0001102	$2,408.10
Equity	Common Shares, no par value	Rule 457(h) Rule 457(c)	4,816,072	(6)	$2.28	(3)	$10,980,644	$0.0001102	$1,210.07
Total Offering Amounts							$35,554,953		$3,918.16
Total Fee Offsets									–
Net Fee Due									$3,918.16

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from any share split, share dividends, recapitalization or certain other capital adjustments.

(2)	Represents 1,193,947 Common Shares, without par value, of enCore Energy Corp. (the “Company”) that have been previously issued upon the exercise of stock options previously granted under the enCore Energy Corp. Stock Option Plan (the “Plan”) and are being registered for resale hereby.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, and is based on a price of $2.28, the average of the high and low prices of the Common Shares as reported on the NYSE American on July 6, 2023.

(4)	Represents 8,340,500 Common Shares, without par value, that are issuable upon the exercise of outstanding stock options previously granted under the Plan, including 6,566,665 shares that are being registered for resale hereby.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $2.62 per share for options issued and outstanding under the Plan as of July 6, 2023 based on exercise prices for such shares ranging from $0.37 to $5.40 per share.

(6)	Represents 4,816,072 Common Shares, without par value, issuable or reserved for future issuance under the Plan.